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                                                                   Exhibit 3.100

                               OPERATING AGREEMENT
                                       FOR
                            CHELSEA COURT HOLDING LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY

              This Operating Agreement (this "AGREEMENT") is made and entered into as of December 20, 2000, by Playboy TV International, LLC, a Delaware limited liability company (the "MEMBER").

              The Member desires to form a limited liability company pursuant to the laws of the State of Delaware. Accordingly, in consideration of the mutual covenants contained herein, the Members agree as follows:

              A. FORMATION. The Member has formed a limited liability company (the "COMPANY") pursuant to the provisions of the Delaware Limited Liability Company Act (the "ACT") and subject to the terms, provisions and conditions set forth in this Agreement.

              B. FILING. In connection with the formation of the Company, the Member has caused a Certificate of Formation which complies with the requirements of the Act to be properly filed with the Delaware Secretary of State.

              C. NAME. The name of the Company shall be "Chelsea Court Holding LLC."

              D. CAPITAL CONTRIBUTIONS. The Member shall contribute the following amounts to the Company as its initial capital contributions:

              Name                                         Capital Contribution
              ----                                         --------------------
              Chelsea Court Holding LLC                        $   1,000.00

Additional capital contributions, if any, shall be made by the Member (or any subsequently admitted member) pro rata in accordance with their respective Percentage Interests, in the amounts and upon the terms and conditions as the Members may unanimously agree.

              E. OWNERSHIP INTERESTS. Chelsea Court Holding LLC shall own a 100% ownership interest ("PERCENTAGE INTEREST") in the Company.

              F. PROFITS AND LOSSES. The Member (and any subsequently admitted member) shall share in the profits and losses of the Company in

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accordance with their respective Percentage Interests. As used herein, "profits"
shall include each item of Company income and gain, and "losses" shall include each item of Company loss and deduction, as determined for income tax purposes.

              G. DISTRIBUTION. Each distribution to the Member of cash or other assets of the Company shall be made in accordance with its Percentage Interest, in such amounts and at such times as shall be determined by the Member.

              H. MANAGEMENT. The general management of the Company shall be vested in the Member.

              I. EVENTS GIVING RISE TO DISSOLUTION. The Company shall dissolve upon the first to occur of the following, and upon no other event or occurrence:

              1. the agreement in writing by the Member to dissolve the Company;
              2.     December 31, 2050; or
              3.     the dissolution of Playboy TV International LLC.

Without limiting the other provisions hereof, neither the assignment of all or any part of the Member's interest in the Company nor the admission of a new member shall cause the dissolution of the Company.

              J. ASSIGNMENT OF MEMBERSHIP INTERESTS; ADMISSION OF NEW MEMBERS. The Member may assign any portion or component of its interest in the Company, and no new or substitute members shall be admitted to the Company, without the written consent of the Member.

              K. AMENDMENTS. This Agreement may be amended by written agreement of amendment executed by the Member, but not otherwise.

              L. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

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              M.     Successors and Assigns. Except as provided in this
Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns.

              IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                              Playboy TV International, LLC, a
                                              Delaware limited liability company


                                              Name: /s/ William Fisher
                                                    ----------------------------
                                              Title: President, William Fisher
                                                     ---------------------------

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